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SECURITIES AND EXCHANGE
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 19, 2002

Tom Brown, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-31308	95-1949781
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 Seventeenth Street, Suite 1850 Denver, Colorado		80202
(Address of Principal Executive Offices)		(Zip Code)

(303) 260-5000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name, Former Address and Former Fiscal Year, If Changed Since Last Report)

ITEM 5. OTHER EVENTS

        The Company issued the following press release, September 19, 2002:

        DENVER, September 19, 2002—Tom Brown, Inc. (NYSE: TBI) today announced it currently has curtailed approximately 20 million cubic feet of natural gas production per day (Mmcfpd) in the Rocky Mountains.

        The Company has elected to reduce its Rocky Mountain production as a result of extremely low natural gas prices in this region. Rockies' natural gas price has traded at a steep discount to NYMEX (Henry Hub, Louisiana) for the second half of 2002. The Colorado Interstate Gas (CIG) index for September was $1.09 per million British Thermal Unit (MMbtu), which was $2.20 per MMbtu below NYMEX. Rockies natural gas has recently traded as low as $0.60 per MMbtu. The Company's strong operational performance is currently anticipated to offset the effect of the announced curtailment and, as such, the Company is not changing its production guidance for the third quarter of 2002. If prices continue to be low, the Company may curtail production into the fourth quarter of 2002 which may result in a change in future guidance.

        Jim Lightner, Tom Brown, Inc.'s Chairman, CEO and President stated, "Due to the current low Rockies gas price environment and major disconnect with NYMEX, we believe it is in the best interest of our shareholders to curtail production. The prolific gas basins in the Rockies have experienced significant volume growth over the last five years and remain the country's best domestic onshore option for providing abundant supplies of clean burning natural gas for a growing America. Additional pipeline take-away capacity is urgently needed or this important domestic resource may not be available in suitable quantities to meet future demand. Rocky Mountain exploration and production companies have done a tremendous job in providing this volume growth. It is now up to the Federal and State governments and pipeline companies, in conjunction with producers, to resolve the issues regarding take-away capacity limitations. We remain fully committed to the potential of the Rocky Mountain region and confident that these issues will be resolved in the future."

        As previously disclosed in the Company's June 30, 2002 Form 10-Q, Tom Brown has natural gas hedges in the form of costless collars and swaps in place at various pipeline delivery points through December 2003. The costless collars and swaps are summarized below:

	Natural Gas Collars		Natural Gas Swaps
Period	Volume in Mmbtu/d	Weighted Average Floor/Ceiling	Volume in Mmbtu/d	Weighted Average Swap Price
Third quarter 2002	25,000	$2.80/$4.03	37,000	$1.96
Fourth quarter 2002	18,000	$2.98/$4.32	84,000	$2.56
2003	15,000	$3.13/$4.57	52,000	$3.03

        The hedges cover approximately 32%, 55% and 32% of the expected production volumes for the third quarter, fourth quarter and full-year 2003 periods, respectively.

        Additionally, the Company's previous purchaser of its natural gas liquids in the Paradox Basin of Colorado and Utah is delinquent on payments totaling approximately $6.2 million. Tom Brown is aggressively pursuing recovery of the amount owed. Due to the uncertainty of collection, the Company is planning to record an allowance for this receivable in the third quarter of 2002 which may reduce after-tax earnings by as much as $0.10 per share.

        Tom Brown, Inc. is a Denver, Colorado based independent energy company engaged in the exploration for, and the acquisition, development, production and marketing of, natural gas, natural gas liquids and crude oil in North America. The Company's common stock is traded on the New York Stock Exchange under the symbol TBI.

        This news release includes forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on certain assumptions and analyses made by the Company in light of its experience, on general economic and business conditions and expected future developments, many of which are beyond the control of the Company. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, environmental risks, operating risks, risks related to exploration and development, the ability of the Company to meet its stated business goals and other risk factors as described in the Company's 2001 Annual Report and Form 10-K as filed with the Securities and Exchange Commission. As a result of those factors, the Company's actual results may differ materially from those indicated in or implied by such forward-looking statements.

Contact: Tom Brown, Inc.

  Mark Burford
  Director of Investor Relations
  (303) 260-5146

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 24, 2002	TOM BROWN, INC.
	By:	/s/ DANIEL G. BLANCHARD Daniel G. Blanchard Executive Vice President and Chief Financial Officer (Principal Financial Officer)
	By:	/s/ RICHARD L. SATRE Richard L. Satre Controller (Principal Accounting Officer)

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  ITEM 5. OTHER EVENTS
SIGNATURE